Exhibit 99

			Joint Filer Information

Name:				Calamos Family Partners, Inc.

Address: 			2020 Calamos Court
				Naperville, Illinois  60563

Designated Filer:		John P. Calamos, Sr.

Issuer & Ticker Symbol:	Calamos Asset Management, Inc.
				(CLMS)

Date of Event
Requiring Statement:	02/28/2007*

Signature:			By: /s/ James S. Hamman, Jr.
				    James S. Hamman, Jr. Attorney-in-Fact
*The reporting person disclaims beneficial ownership of all
Securities directly-owned by the Designated Filer.